Exhibit 99.1

AMERICAN EAGLE OUTFITTERS

NAMES JAY L. SCHOTTENSTEIN, CHIEF EXECUTIVE OFFICER

PITTSBURGH–December 2, 2015–American Eagle Outfitters, Inc. (NYSE:AEO) today announced its Board of Directors has appointed Jay L. Schottenstein Chief Executive Officer, effective immediately. Jay will continue in his role as Executive Chairman of the Board. He has served as interim Chief Executive Officer since January of 2014.

“Jay has orchestrated a swift recovery since taking the helm, successfully guiding the company through a challenging and highly competitive retail environment,” commented Michael Jesselson, Lead Independent Director for AEO’s Board of Directors. “He has exceptional instincts for our brands, a strong strategic vision and proven ability to lead the company to profitable growth. On behalf of the entire Board, we are pleased to have Jay’s commitment and the leadership continuity that this appointment brings.”

“Nearly two years ago, we set priorities to strengthen the merchandise, reinvigorate our brands and deliver profit improvement,” commented Jay Schottenstein. “As a result, we have achieved several quarters of sales and earnings growth in a tough retail landscape. This success is a true testament to the strength of our leadership team, dedication and talent of our associates and the power of our brands. I am convinced we have the best opportunity in retail today, and we will stay focused on driving profitable growth across our brands, channels and geographies.”

Prior to Jay’s role as interim CEO, he served as Chairman of the Company since March 1992, and previously held the role of Chief Executive Officer from March 1992 until December 2002.

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, Hong Kong and the United Kingdom, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 140 international stores operated by licensees in 22 countries. For more information, please visit www.ae.com.

CONTACT:	American Eagle Outfitters Inc.
Kristen Zaccagnini, 412-432-3300